                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            Chittenden Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                Notice of 2000
                                Annual Meeting
                                      and
                                Proxy Statement

                            Your Vote is Important

Every Stockholder should complete, sign, date and promptly return the proxy in the envelope furnished for this purpose. It is necessary that enough shares be represented by proxy to constitute, with the shares present in person, a legal quorum (a majority of the issued and outstanding stock) so that a meeting can be held.
                       [LOGO OF CHITTENDEN CORPORATION]

Notice of Annual Meeting of Stockholders

The Annual Meeting of the Stockholders of Chittenden Corporation will be held on April 19, 2000 at 4:00 p.m. in the Adirondack Ballroom (A & B) in the Radisson Hotel Burlington, located at 60 Battery Street, Burlington, Vermont. The annual meeting is for the purpose of considering and acting upon:

 1.  The election of Directors as provided by the By-Laws.

 2. Any other business which may properly come before the meeting or any ad-journment thereof.

By order of the Board of Directors.

F. Sheldon Prentice
Secretary

March 17, 2000

CHITTENDEN CORPORATION

Two Burlington Square
Burlington, Vermont 05401
March 17, 2000

Proxy Statement
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
APRIL 19, 2000

Solicitation and Revocation of Proxies

This proxy statement is furnished to the Stockholders of CHITTENDEN CORPORA-TION (the "Corporation"), a corporation organized under the laws of the State of Vermont, in connection with the annual meeting of the Stockholders of the Corporation to be held on Wednesday, April 19, 2000, at 4:00 p.m., in the Adi-rondack Ballroom (A & B) in the Radisson Hotel Burlington, located at 60 Bat-tery Street, Burlington, Vermont.

 A proxy card is furnished by the Corporation. This proxy is being solicited by the Board of Directors of the Corporation for use at the April 19, 2000 an-nual meeting of its Stockholders and at any adjournment thereof. A proxy duly executed and returned by a Stockholder will be voted as directed by the proxy, and, if no choice is specified, the proxy will be voted in accordance with the recommendations of the Board of Directors contained herein. As to other mat-ters, if any, to be voted upon, the persons named in the proxy will take such action as the Board of Directors may deem advisable.

 A Stockholder who signs and returns a proxy may revoke it at any time before it is exercised by notifying the Secretary of the Corporation in writing or by attending the meeting and voting in person.

 This Proxy Statement, the Corporation's Summary Annual Report and Form 10-K, which contain financial statements, will be mailed on or about March 17, 2000 to Stockholders of record on March 3, 2000. The Annual Report and Form 10-K are not to be regarded as proxy soliciting material.

 All expenses of the solicitation of proxies are being borne by the Corpora-tion. It is expected that solicitations will be made primarily by mail, but regular employees or representatives of the Corporation may also solicit prox-ies by telephone, telegraph and in person and arrange for nominees, custodians and fiduciaries to forward proxies and proxy material to their principals at the expense of the Corporation. The Corporation also has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee of $6,000 plus reimbursement of out-of-pocket expenses.

Voting Securities

The Board of Directors of the Corporation has fixed the close of business on March 3, 2000 as the record date for the determination of Stockholders enti-tled to notice of and to vote at the annual meeting. Each share of common stock will be entitled to one vote. There are no rights of appraisal or simi-lar rights of dissenters with respect to any matter to be acted upon.

 As of January 31, 2000 there were 28,385,569 shares of common stock outstand-ing and entitled to vote. Security ownership of the Corporation's Directors and Executive Officers is provided below in tabular form.

                     (2) Name of beneficial   (3) Amount and nature   (4) Percent
  (1) Title of Class owner                    of beneficial ownership of class(1)
---------------------------------------------------------------------------------
                      Bertrand, Frederic
  Common Stock        H.                        16,888(2)                  *
---------------------------------------------------------------------------------
  Common Stock        Boardman, David M.        33,783(3)                  *
---------------------------------------------------------------------------------
  Common Stock        Carrara, Paul J.          18,905(4)                  *
---------------------------------------------------------------------------------
  Common Stock        Cody, William P.           9,168(5)                  *
---------------------------------------------------------------------------------
  Common Stock        Crawford, Sally W,         1,010                     *
---------------------------------------------------------------------------------
  Common Stock        Driscoll, Richard D.       2,306(6)                  *
---------------------------------------------------------------------------------
                      Drumheller, Philip
  Common Stock        M.                        10,139(7)                  *
---------------------------------------------------------------------------------
  Common Stock        Dwight, John K.           28,085(8)                  *
---------------------------------------------------------------------------------
  Common Stock        Hutton, Lyn                4,063(9)                  *
---------------------------------------------------------------------------------
  Common Stock        Kolvoord, Philip A.       19,769(10)                 *
---------------------------------------------------------------------------------
  Common Stock        Morse, Stephan A.         19,836(11)                 *
---------------------------------------------------------------------------------
  Common Stock        Perrault, Paul A.        243,653(12)                 *
---------------------------------------------------------------------------------
  Common Stock        Pizzagalli, James C.     238,454(13)                 *
---------------------------------------------------------------------------------
  Common Stock        Pomerleau, Ernest A.      37,028(14)                 *
---------------------------------------------------------------------------------
  Common Stock        Richards, Mark W.         74,737(15)                 *
---------------------------------------------------------------------------------
  Common Stock        Spera, Pall D.            39,959(16)                 *
---------------------------------------------------------------------------------
                      Wilson, Martel D.,
  Common Stock        Jr.                       34,827(17)                 *
---------------------------------------------------------------------------------
  Common Stock        DeShaw, Lawrence W.       92,831(18)                 *
---------------------------------------------------------------------------------
  Common Stock        Kelly, John W.            58,739(19)                 *
---------------------------------------------------------------------------------
  Common Stock        O'Brien, Danny H.         67,912(20)                 *
---------------------------------------------------------------------------------
  Common Stock        Walters, Kirk W.          53,446(21)                 *
---------------------------------------------------------------------------------
  Common Stock        Directors, Officers     1,245,478                  4.39%
                      of the Corporation,
                      Senior
                      Management (the
                      "Officer Group")


* Less than one percent
 (1) Except as otherwise noted, each individual in the table above has the sole voting and investment power over the shares listed.

 (2) Includes 9,329 shares issuable upon the exercise of stock options that have vested.
 (3) Includes 2,000 shares issuable upon the exercise of stock options that have vested.
 (4) Includes 14,215 shares issuable upon the exercise of stock options that have vested.
 (5) Includes 3,140 shares issuable upon the exercise of stock options that have vested.
 (6) Includes 2,000 shares issuable upon the exercise of stock options that have vested.
 (7) Includes (a) 7,420 shares issuable upon the exercise of stock options that have vested, and (b) 2,000 shares owned by Lane Press.
 (8) Includes (a) 16,675 shares issuable upon the exercise of stock options that have vested, and (b) 5,766 shares owned by a Rabbi Trust.
 (9) Includes 2,000 shares issuable upon the exercise of stock options that have vested.
(10) Includes (a) 14,215 shares issuable upon the exercise of stock options that have vested, and (b) 1,697 shares owned by Mr. Kolvoord's spouse.
(11) Includes (a) 3,140 shares issuable upon the exercise of stock options that have vested, and (b) 1,010 shares owned by Mr. Morse's spouse.
(12) Includes (a) 187,722 shares issuable upon the exercise of stock options that have vested, (b) 12,237 shares owned through a 401(k) plan and (c) 43,694 shares owned by Mr. Perrault's spouse.
(13) Includes (a) 2,000 shares issuable upon the exercise of stock options that have vested, (b) 571 shares owned by Mr. Pizzagalli's son, (c) 6,330 shares owned by Pizzagalli Construction Company and (d) 148,925 shares owned by Pizzagalli Brothers Company, which are entities controlled by Mr. Pizzagalli. Mr. Pizzagalli disclaims beneficial ownership of the shares described in paragraph (b).
(14) Includes (a) 16,674 shares issuable upon the exercise of stock options that have vested and (b) 10,960 shares owned by a Rabbi Trust.
(15) Includes (a) 9,560 shares issuable upon the exercise of stock options that have vested and (b) 9,383 shares held in custodial accounts.
(16) Includes 14,215 shares issuable upon the exercise of stock options that have vested.
(17) Includes (a) 14,215 shares issuable upon the exercise of stock options that have vested and (b) 1,781 shares owned through an individual retire-ment account of Mr. Wilson's spouse.
(18) Includes (a) 45,900 shares issuable upon the exercise of stock options that have vested and (b) 7,888 shares owned through a 401(k) plan.
(19) Includes (a) 31,250 shares issuable upon the exercise of stock options that have vested and (b) 1,855 shares owned through a 401(k) plan.
(20) Includes 58,300 shares issuable upon the exercise of stock options that have vested.
(21) Includes (a) 46,250 shares issuable upon the exercise of stock options that have vested and (b) 946 shares owned through a 401(k) plan.

Notes Regarding Directors' Stock Ownership

Beneficial ownership is determined in accordance with Rule 13(d)(3) under the Securities Exchange Act of 1934. Unless otherwise indicated, the listed per-sons have sole voting power and sole investment power with respect to the shares of common stock set forth.

 No one is the beneficial owner of more than five percent of any class of the Corporation's voting securities.

 The Corporation's principal subsidiary, Chittenden Trust Company (the "Bank"), held in a fiduciary or representative capacity, in the aggregate, ap-proximately 1,201,687 shares, or 4.23 percent, of the outstanding shares of common stock of the Corporation as of December 31, 1999. The Corporation and the Bank disclaim beneficial ownership of these shares.

Election of Directors of Chittenden Corporation

(Item 1 on Proxy Card)

Classified Board of Directors
The number of Directors, which is presently set at seventeen, is established periodically by the Board. All Directors are elected for staggered three-year terms so that approximately one third of the Directors are elected at each an-nual meeting. At the annual meeting three Directors will stand for election to serve for a term of three years.

 It is the intention of the persons named in the proxy to vote for the nomi-nees named for the terms indicated.

 Election of Directors requires a majority vote. The three nominees for Direc-tors and the fourteen continuing Directors are listed on the following pages with brief statements of their principal occupations and other information. All of the nominees are serving currently on the Board of Directors of the Corporation. According to information supplied by them, these persons, as of January 31, 2000 owned beneficially the number of shares of common stock of the Corporation indicated.

Director Nominees

The following persons have been nominated to serve as Directors for terms to expire in 2003.

 Richard D. Driscoll. Mr. Driscoll, 68, has been a Director of Chittenden since 1997. He served as President and Chief Executive Officer of the Massa-chusetts Bankers Association from 1990 to 1997. From 1957 to 1990,
Mr. Driscoll was employed by the Bank of New England, N.A., in Boston, Massa-chusetts in many capacities, culminating in the position of Chairman and C.E.O. where he was responsible for all activities of the Boston Bank and af-filiate banks in eastern New England, including affiliates in Maine and Rhode Island, representing approximately $20 billion in assets. Mr. Driscoll is a graduate of Boston College and holds an MBA from Harvard Business School. Mr. Driscoll serves on the Board of the Charlesbank Homes, Greater Boston YMCA, the Massachusetts Business Development Corp., and the Morgan Memorial, Good-will Industries.

 Lyn Hutton. Ms. Hutton, 50, has been a Director of Chittenden since 1995. She is Vice president and Chief Financial Officer of the John D. and Catherine T. MacArthur Foundation. From 1990 to 1998 she served as Vice President and Trea-surer of Dartmouth College. From 1982 to 1990 she was associated with the Uni-versity of Southern California, first as Treasurer and then as Senior Vice President for Finance and Administration. In 1994, the National Association for College and University Business Officers awarded Ms. Hutton the Rodney Adams prize in recognition of her contributions to professional development and research activities in the field of college and university endowment and investment management. Both a Certified Public Accountant and a Chartered Fi-nancial Analyst, Ms. Hutton serves on the Board of Trustees of Commonfund Cap-ital, Inc., of Commonfund Realty Inc., the University Corporation for Atmo-spheric Research, and The College Board. She has previously served on the Board of Directors of First Interstate Bank of California.

 Paul A. Perrault. Mr. Perrault, 48, is Chairman, President and Chief Execu-tive Officer of Chittenden Corporation and Chittenden Bank. Mr. Perrault joined the Corporation in 1990 and has served as a Director since that time. Prior to joining Chittenden, he was President of Bank of New England-Old Colo-ny, Providence, Rhode Island. Before becoming President, Mr. Perrault was Ex-ecutive Vice President and Senior Loan Officer at Bank of New England-Old Col-ony. Prior to that, he served in a variety of commercial banking positions in Rhode Island and Boston. He is a 1973 graduate of Babson College and received his MBA from Boston College School of Management in 1975. He is a Director of Lake Champlain Regional Chamber of Commerce, Director of the Greater Burling-ton Industrial Corporation, member of the Advisory Board of Fleming Museum and a Trustee of Champlain College.

Continuing Directors

 Frederic H. Bertrand. Mr. Bertrand, 63, has been a Director of Chittenden since 1989. He is Chairman of Central Vermont Public Service Corporation, Chairman of Catamount Energy Corporation, and is former Chairman of the Board and Chief Executive Officer of National Life Insurance Company. He is a Direc-tor of Union Mutual Fire Insurance Company and the Vermont Electric Power Com-pany. He is a graduate of Norwich University and the College of William and Mary Law School. He is a former Chairman of the American Council of Life In-surance, the Vermont Business Roundtable and a former Mayor of Montpelier. Mr. Bertrand is chairman of the Corporation's Audit Committee. Mr. Bertrand's term expires in 2001.

 David M. Boardman. Mr. Boardman, 65, has been a Director of Chittenden since 1978. He is Senior Vice President of Hickok and Boardman, Inc., President of Associates in Financial Planning Inc., and Coldwell Banker Hickok & Boardman, Inc., affiliates of Hickok and Boardman Financial Services, with which he has been associated since 1956. He has also been a representative of National Life Insurance Company since 1956. He is a Chartered Life Underwriter, a Life and Qualifying Member of the Million Dollar Round Table and a Certified Financial Planner. He is a Past Trustee of Vermont Catholic Charities, past Chairman of the Burlington City Retirement Board and a member of The Burlington Boys and Girls Club Development Steering Committee. He is past Chairman of the Board of Champlain College, where he has been a Trustee since 1974. He is a member of the American Society of Chartered Life Underwriters, the Institute of Certified Financial Planners and the Association of Advanced Life Under-writers. Mr. Boardman's term expires in 2001.

 Paul J. Carrara. Mr. Carrara, 63, has been a Director of Chittenden since 1982. He is President of J. P. Carrara & Sons, Inc., a ready-mixed and precast concrete supplier located in Middlebury, Vermont. He is also President of Ot-ter Valley Equipment, Inc., an equipment-leasing firm in Rutland. Mr. Carrara's term expires in 2002.

 William P. Cody. Mr. Cody, 46, has been a Director of Chittenden since 1999. He is President and Dealer Operator of Cody Chevrolet, Inc., in Montpelier, Vermont. Prior to joining the Chittenden board, he had been a Director of Ver-mont Financial Services since 1996. A graduate of the United States Military Academy at West Point, Mr. Cody was an officer in the Regular Army, and still serves as a member of the Vermont National Guard. He is a former Alderman for the City of Montpelier, and co-founded and chairs the Montpelier Foundation. Mr. Cody is President of the Montpelier Rotary Club, a Trustee of Champlain College, and Vice President and Director of the Vermont Automobile Dealers As-sociation. Mr. Cody's term expires in 2001.

 Sally W. Crawford. Ms. Crawford, 45, has been a Director of Chittenden since 1998. She is a health care consultant based in Exeter, New Hampshire. Since 1997, she has worked with payers, providers, regulators and investors on man-aged care initiatives. From 1985 to 1997, Ms. Crawford was Chief Operating Of-ficer of Healthsource, Inc., a publicly traded HMO and managed care company. From 1978 to 1985, she was Marketing Director for two New Hampshire HMOs, Mat-thew Thornton Health Plan and Beacon Health. She graduated from Smith College and received an MS degree from Boston University. Ms. Crawford is a Director of Cytyc Corporation, a health care company that develops, manufactures and markets the Thin Prep System for medical diagnostic systems. She also serves on the Board for Medical Resources, Inc., which specializes in the ownership, operation and management of 90 diagnostic imaging centers in the United States. From 1996 to 1998, Ms. Crawford served as Director for Harborside Healthcare, a long term and subacute care company headquartered in Boston, Massachusetts. She is a Director of Leadership New Hampshire, Odyssey House and Yankee Publishing, which are the publisher of Yankee Magazine and the Old Farmer's Almanac. Ms. Crawford's term expires in 2002.

 Philip M. Drumheller. Mr. Drumheller, 42, has been a Director of Chittenden since 1999. He is President of The Lane Press, Inc., New England's largest magazine printer. He joined the firm in 1986. He is a 1975 graduate of the United States Merchant Marine Academy and received his MBA from The Wharton School, University of Pennsylvania in 1984. He also is a Master Mariner, li-censed by the U.S. Coast Guard to captain U.S. ships of any size and is a re-cently retired commissioned officer in the United States Navy, Reserve. Mr. Drumheller currently serves on the Boards of the Lane Press, Fanny Allen Hos-pital, Fletcher Allen Health Care, Covenant Health Systems, Vermont Business Roundtable, Lake Champlain Maritime Museum and the Greater Burlington Indus-trial Corporation. Mr. Drumheller's term expires in 2002.

 John K. Dwight. Mr. Dwight, 55, has been a Director of Chittenden since 1999. He is President of Dwight Asset Management Co. He is a graduate of the Univer-sity of North Carolina in Chapel Hill, North Carolina. Mr. Dwight is a Direc-tor of United Asset Management Company, Trustee of the Shelburne Museum, a Di-rector of Resolution, Inc., member of the Vermont Business Round Table and a founding member of the Vermont Security Analysts Chapter. Mr. Dwight's term expires in 2001.

 Philip A. Kolvoord. Mr. Kolvoord, 67, has been a Director of Chittenden since 1983. He is of counsel in the law firm of Kolvoord, Overton & Wilson in Essex Junction, Vermont. He received his law degree from the University of Virginia and commenced his law practice in Vermont in 1958. Mr. Kolvoord is a member of the Board of Directors of the Discovery Museum for Children in Essex Junction, Vermont and the Lake Champlain Aquarium. He is a former President of the Ver-mont Trial Lawyers Association and the Chittenden Country Bar Association. He is a former Chairman of the Judicial Nominating Board and the Professional Conduct Board. Mr. Kolvoord is also Past President of The Discovery Museum for Children in Essex Junction, Vermont. Mr. Kolvoord and other members of his firm are retained from time to time for legal services by the Essex Junction office of the Bank. Mr. Kolvoord's term expires in 2002.

 Stephan A. Morse. Mr. Morse, 52, has been a Director of Chittenden since 1999. He is President and Chief Executive Officer of The Windham Foundation, Inc. located in Grafton, Vermont. In that capacity he also serves as President and CEO of two for profit corporations owned by the foundation, The Grafton Village Cheese Company and The Old Tavern at Grafton. Mr. Morse joined the corporation after serving as a Director of the Vermont Financial Services Cor-poration since the mid 1980s. Prior to his current position, Mr. Morse served in the Vermont House of Representatives from 1977 to 1984. From 1981 to 1984 he served as Speaker of the House. Mr. Morse is a graduate of the University of Vermont, graduating in 1969 with a BA Degree in Political Science. He is a Director of Orton Family Foundation, Director of the Bunbury Company, Chairman of the Brattleboro Retreat, president of the Snelling Center of Government and serves as a trustee of the Windham Foundation. Mr. Morse's term expires in 2001.

 James C. Pizzagalli. Mr. Pizzagalli, 55, has been a Director of Chittenden since 1980. He is Co-Chairman of Pizzagalli Construction Company. He joined the company in 1969 after graduating from the University of Vermont and Boston University Law School. He is a Director of the Associated General Contractors of America, Vice President and a Director of the AGC Education and Research Foundation and a Trustee of the University of Vermont. Mr. Pizzagalli is chairman of Chittenden's Executive Committee. Mr. Pizzagalli's term expires in 2002.

 Ernest A. Pomerleau. Mr. Pomerleau, 52, has been a Director of Chittenden since 1999. He is President of Pomerleau Real Estate, a real estate develop-ment brokerage and property management firm which he joined in 1969 after graduating from St. Michael's College. He served as Chairman of the Vermont Federal Bank and was a Director of the Vermont National Bank prior to the merger. Mr. Pomerleau is Chairman of the Greater Burlington Industrial Corpo-ration and Director of the Vermont Visiting Nurses Association. Mr. Pomerleau's term expires in 2001.

 Mark W. Richards. Mr. Richards, 54, has been a Director of Chittenden since 1999. Prior to that he was a Director of Vermont Financial Services Corpora-tion for 11 years. He attended Williams College and Columbia Graduate School of Business, as well as having served 3 years as a US Naval officer. He is President of Richards, Gates, Hoffman & Clay Insurance in Brattleboro, Vermont and is currently a Trustee of the Brattleboro Development Credit Corp., the Brattleboro Retreat and a corporator of Brattleboro Memorial Hospital. Mr. Richards term expires in 2002.

 Pall D. Spera. Mr. Spera, 55, has been a Director of Chittenden since 1985. He is President of Pall Spera Company, Realtors LLC and Pall Spera Financial Group of Florida. A Past President and Director of the Vermont Association of Realtors, who recognized him as the Realtor of the Year. Mr. Spera was re-cently a director of National Association of Realtors and chaired its Legal Affairs Committee. He is also a director of the Lake Mansfield Trout Club and the Vermont Granite Museum. Mr. Spera was an incorporator and a charter Direc-tor of Mountain Trust Company in 1977, was elected Vice Chairman in 1978, served as Acting President in 1980-81 and was Acting Chairman of the Board prior to the Merger of Mountain Trust Company with Chittenden Trust Company. Mr. Spera's term expires in 2001.

 Martel D. Wilson, Jr. Mr. Wilson, 63, has been a Director of Chittenden since 1983. He is the former Vice President, Chief Financial Officer and Director of S-K-I Ltd. He graduated from the University of Colorado with a degree in me-chanical engineering and received a MBA from Cornell University. Mr. Wilson is a Director and Chairman of the Board of Building Material Distributors, Inc. of Stockton, California, a building material wholesaler in California, Nevada, Arizona and Utah. He is a former President and Director of the Rutland Region Chamber of Commerce, a former Trustee of the College of St. Joseph the Provid-er, a former President and Director of the Rutland Regional Medical Center and a member of the Investment Committee and former Chairman of the Board of Trustees of Comprehensive Health Resources, a health care holding company. Mr. Wilson's term expires in 2001.

Meetings of the Board of Directors and Its Audit and Executive Committees

The Board of Directors of the Corporation and the Bank held twelve meetings during the calendar year 1999. No Director attended fewer than seventy-five percent of the aggregate of the meetings of the Board and the total number of meetings held by committees of the Board on which they served during 1999.

Audit Committee

The Corporation has a standing Audit Committee comprised of Messrs. Bertrand (Chair), Boardman, Wilson and Ms. Hutton. The audit committee makes recommen-dations concerning the engagement of independent public accountants, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of Chittenden's internal ac-counting controls. The audit committee met three times during 1999.

Executive Committee

The Corporation has a standing Executive Committee comprised of Messrs. Perrault, ex officio, Pizzagalli (Chair), Bertrand, Spera, Wilson and Ms. Hut-ton. The executive committee is responsible for strategic planning, officer and non-officer compensation and directors' succession, among other duties. In carrying out these responsibilities, the executive committee considers and recommends nominees for election to the board as vacancies occur and performs all of the functions of a compensation committee. The executive committee met seven times during 1999.

 The Chittenden Board does not have a standing nominating or compensation com-mittee. The executive committee performs all of the functions of these commit-tees.

Remuneration of Directors and Officers

The Corporation does not presently remunerate its officers, nor does it pro-vide retirement benefits. The Corporation compensates its Directors, other than Mr. Perrault, in quarterly retainer fees of $500 of which 50% is paid in the form of Corporation stock.

 All of the officers of the Corporation serve and are remunerated as officers of the Bank. Directors of the Bank, other than Mr. Perrault, are paid an an-nual retainer of $3,000 without regard to attendance, $1,000 per meeting at-tended for monthly meetings, and $500 per telephone conference meeting of the Board. Fifty percent of retainers and fees are paid in the form of Corporation stock.

 Directors serving on the Bank's Audit and Executive Committees receive a meeting fee of $500 per meeting attended and $250 per telephone conference meetings, 50% of which is paid in the form of Corporation stock.

 The chair of the Board of the Bank, who is also an employee (i.e., Mr. Perrault), does not receive additional compensation for service as Chair. The chair of the Executive Committee receives an annual retainer of $3,000 and the chair of the Audit Committee receives an annual retainer of $1,000. Fifty percent of retainers are paid in the form of Corporation stock.

 The payment of Directors' fees by the Corporation and the Bank may be de-ferred by a Director pursuant to a Director's Deferred Compensation Plan, adopted April, 1972, and most recently amended January 1, 1992.

                          Summary Compensation Table

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Offi-cer of the Corporation and the four highest paid Executive Officers of the Corporation whose salary and bonus earned in 1999 exceeded $100,000.

Annual Compensation                                     Awards                Payouts
------------------------------------------------------- --------------------- -----------------------
(a)                 (b)  (c)      (d)      (e)          (f)        (g)        (h)        (i)
                                                                   Securities Incentive  Long-Term
Name and                                   Other        Restricted Underlying Plan(LTIP) All Other
Principal                                  Annual       Stock      Options    Payouts    Compensation
Position            Year Salary   Bonus/1/ Compensation Awards     (#)/2/     ($)/3/     ($)/4/
------------------  ---- -------- -------- ------------ ---------- ---------- ---------- ------------
Paul A. Perrault    1999 $441,307 $211,250     -0-         -0-        -0-      $200,375    $185,131
President/CEO       1998 $328,846 $321,875     -0-         -0-        -0-      $101,146    $208,240
                    1997 $282,692 $328,149     -0-         -0-        -0-      $ 77,343    $149,012


Lawrence W. DeShaw  1999 $185,769 $107,250     -0-         -0-       20,000    $ 99,425    $ 13,307
Executive Vice      1998 $170,480 $ 61,875     -0-         -0-       15,000    $ 50,720    $  9,773
President           1997 $149,961 $ 56,250     -0-         -0-        -0-      $ 43,261    $  6,969


John W. Kelly       1999 $184,615 $107,250     -0-         -0-       20,000    $ 99,425    $ 13,285
Executive Vice      1998 $169,596 $ 61,875     -0-         -0-       15,000    $ 50,720    $  9,788
President           1997 $149,769 $ 56,250     -0-         -0-        -0-      $ 42,956    $  8,246


Kirk W. Walters     1999 $184,615 $107,250     -0-         -0-       20,000    $ 90,000    $ 11,446
Executive Vice      1998 $169,615 $ 61,875     -0-         -0-       15,000    $ 28,125    $  8,129
President           1997 $149,769 $ 56,250     -0-         -0-        -0-        -0-         -0-


Danny H. O'Brien    1999 $161,153 $ 87,750     -0-         -0-       20,000    $ 82,187    $ 11,197
Executive Vice      1998 $139,038 $ 50,625     -0-         -0-       12,000    $ 43,410    $  8,075
President           1997 $125,000 $ 46,875     -0-         -0-        -0-      $ 38,021    $  6,173

                     Summary Compensation Table--Footnotes

(1) The 1999 compensation shown in this column represents the EMICP payments earned for that year. Totals shown for 1998 and 1997 are comprised of 50% of the EMICP award that was earned in the year shown. Additionally, based on a short-term incentive plan established in 1996, Mr. Perrault was paid a bonus of $200,000 in 1998 and $203,649 in 1997. This short-term incentive plan was discontinued in 1999, and thus, no payment was made.
(2) The grant price for one-half of the options awarded to Messrs. DeShaw, Kelly, Walters, and O'Brien in 1999 was set at the fair market value (FMV) of Chittenden Corporation stock on the date of grant. The exercise price of the remaining one-half of the option award was set at a premium of 10% above this price. The options awarded to Messrs. DeShaw, Kelly, Walters, and O'Brien during 1998 vest in four equal installments on 1/21/98, 1/1/99, 1/1/2000 and 1/1/2001.
(3) The 1999 Long-Term Incentive Plan (LTIP) payout from the EMICP reflects the payment of all balances held in the plan; 50% of the 1998 award, 25% of the 1997 award and 10% of the 1996 award. The 1998 LTIP payout from the EMICP reflects 25% of the 1997 award earned in 1998, 15% of the 1996 award that was earned in 1998 and 10% of the 1995 award that was earned in 1998. The 1997 LTIP payout from the EMICP reflects 25% of the 1996 award that was earned in 1997, 15% of the 1995 award that was earned in 1997 and 10% of the 1994 award that was earned in 1997.
(4) Totals in this column are comprised of: (1) a 401(k) Corporation match of 35% and an additional profit-sharing match of 35% shown as one total; (2) the parallel match made under the Savings Plan Restoration portion of the Supple-mental Executive Retirement Plan established in January 1997, and; (3) that piece of Mr. Perrault's supplemental executive retirement plan (SERP) benefit which may be granted based on the Corporation's annual results as measured by ROE. The figures, respectively, are as follows: Mr. Perrault--$6,597, $6,023 and $172,511; Mr. DeShaw--$6,124 and $7,183; Mr. Kelly--$6,124 and $7,161;
 Mr. Walters--$6,007 and $5,439; and Mr. O'Brien--$5,988 and $5,209.

                       Option Grants in Last Fiscal Year

The following table sets forth the options granted during fiscal year ended December 31, 1999 to Chittenden's Named Executive Officers.

                                                                    Potential
                                                                    Realizable Value
                                                                    At Assumed Annual
                                                                    Rates of
                                                                    Stock Price
                                                                    Appreciation
                                                         Individual For Option Term
                                                         Grants     (1)
                                                         ---------- -----------------
(a)                 (b)         (c)          (d)         (e)        (f)      (g)
                    Number of   % of Total
                    Securities  Options
                    Underlying  Granted to   Exercise or
                    Options     Employees in Base Price  Expiration
Name                Granted (#) Fiscal Year  ($/Sh)      Date       5%($)    10%($)
------------------  ----------- ------------ ----------- ---------- -------- --------
Paul A. Perrault          -0-         -0-          -0-       -0-      -0-      -0-
Lawrence W. DeShaw       10,000        7.41%     $32.594 11/17/2009 $204,981 $519,464
                         10,000        7.41%     $35.834 11/17/2009 $225,358 $571,101
John W. Kelly            10,000        7.41%     $32.594 11/17/2009 $204,981 $519,464
                         10,000        7.41%     $35.834 11/17/2009 $225,358 $571,101
Kirk W. Walters          10,000        7.41%     $32.594 11/17/2009 $204,981 $519,464
                         10,000        7.41%     $35.834 11/17/2009 $225,358 $571,101
Danny H. O'Brien         10,000        7.41%     $32.594 11/17/2009 $204,981 $519,464
                         10,000        7.41%     $35.834 11/17/2009 $225,358 $571,101

----
(1) Potential realizable values are calculated as the product of (A) assumed annual gains in the initial exercise price of 5% and 10% over the term of the options less the initial exercise price and (B) the number of op-tions.

The following table sets forth the aggregate number of options exercised in 1999 and the value of options held as of December 31, 1999 by Chittenden's Named Executive Officers.

             Aggregated Option Exercises in Last Fiscal Year 1999
                    and Fiscal Year-End 1999 Option Values

(a)                      (b)          (c)       (d)                             (e)
                         Shares                                                 Value of Unexercised In-The
                         Acquired on  Value     Number of Unexercised           Money Options at Fiscal Year-
Name                     Exercise (#) Realized  Options at Fiscal Year-End (#)  End ($) (1)
----                     -----------  --------  ------------------------------  -----------------------------
                                                Exercisable    Unexercisable    Exercisable   Unexercisable
                                                -------------- ---------------- ------------- ---------------
Paul A. Perrault........       6,800   $167,110        187,722             -0-  $   1,666,559       -0-
Lawrence W. DeShaw......      26,859   $525,988         42,150            7,500 $     260,550       -0-
John W. Kelly...........      35,405   $646,501         27,500            7,500           -0-       -0-
Kirk W. Walters.........      -0-        -0-            42,500            7,500 $     149,625       -0-
Danny H. O'Brien........      -0-        -0-            55,300            6,000 $     521,100       -0-

----
(1) Based on the last reported sale price of Chittenden common stock on the NYSE on December 31, 1999 of $29.625.

Employment Agreements

Chittenden currently has severance agreements with each of Messrs. Perrault, DeShaw, Kelly, Walters and O'Brien. These agreements provide for payments to such persons that are conditioned upon a "change of control" of Chittenden followed within three years by either (1) termination of employment by Chittenden for any reason other than death or (2) termination by the executive for any reason. If these conditions are satisfied, the required payments would equal a multiple of the employee's annual salary, bonus and pension plan con-tributions. For Mr. Perrault, such payments would equal 2.99 times annual sal-ary, bonus and pension plan contributions, and for Messrs. DeShaw, Kelly, Wal-ters and O'Brien, such payments would equal 2.0 times annual salary, bonus and pension plan contributions. In addition, the CEO's compensation plan provides for certain long-term disability payments in the event of a disability result-ing in termination of employment, in which case a monthly benefit would be paid at age 60 based upon 60% of the base salary of Mr. Perrault at the time of disability.

Report of the Committee Responsible for Compensation

The Executive Committee of the Board of Directors is responsible for the ad-ministration of executive compensation with all recommendations receiving fi-nal approval of the full Board. Board members serving on the Executive Commit-tee during 1999 were: Messrs. Pizzagalli (Chair), Perrault, ex officio, Ber-trand, Spera, Wilson and Ms. Hutton.

 The corporate compensation philosophy continues to be heavily weighted toward incentive-based compensation. Annual incentive payments made in the Executive Management Incentive Compensation Plan (EMICP) are based primarily on the per-formance of the entire corporation. Additionally, approximately 130 senior and middle managers participate in the Incentive Compensation Plan (ICP). This plan has both a division and a corporate performance component. In order to receive payments at the highest accrued level, all performance targets must be met. Performance targets are established annually by the Board of Directors.

 As a result of the acquisition of Vermont Financial Services Corp. (VFSC), the Board felt that it was appropriate to conduct a complete review of exist-ing compensation levels and practices for Mr. Perrault and his executive man-agement group. The consulting firm of Towers Perrin was retained to complete this review. In completing this review, the committee gave full consideration to the total compensation package for each executive including base compensa-tion, incentive compensation, stock options granted and supplemental retire-ment benefits.

Pursuant to their review and analysis, the following actions were taken and guidelines established:

  . Two peer groups have been established using parameters of asset size and performance. Sixty (60) banks with assets of $1--$10 billion have been identified, and approximately twenty (20) banks are defined as "high performing" using the criteria of a return on equity (ROE) of 15% or greater.

  . Base compensation will be reviewed annually against these peer groups and will be targeted at the 25th percentile.

  . Total cash compensation will continue to be highly leveraged with an em-phasis on performance-based incentives. Assuming that annually estab-lished performance targets are met, total cash compensation will be targeted at the median of this group.

In order to become better aligned with these guidelines, the following adjust-ments were made in December 1999:

  . Adjustments to base salaries were made as appropriate and became effec-tive May 1, 1999.

  . Incentive compensation will continue to be reviewed against annual per-formance targets and will be paid annually with no deferrals. This re-sulted in the payment of all EMICP payments that had been deferred from 1996, 1997 and 1998.

  . Stock option awards were made to most members of the executive manage-ment group. One-half of each award had an option price set at the fair market value (FMV) of Chittenden Corporation stock at the date of grant. The grant price of the remaining 50% of each award was set at 110% of the FMV on this date. It is expected that similar grants will be made in the future.

Specific to Mr. Perrault's compensation, the following actions were taken:

  . An adjustment was made to his base salary effective April 20, 1999.

  . The short-term incentive plan (STI) under which annual incentives had been made since 1996 was discontinued effective January 1, 1999.

  . The final one-third of options (62,500) granted in 1996 vested on June
    19, 1999.

  . An additional award of 110,000 was approved effective April 19, 2000.
    Fifty percent of this award will be granted at a price equal to the FMV on the date of grant. The remaining 50% will be granted at 110% of this price.

 In addition to the supplemental executive retirement plan (SERP) that was es-tablished for all members of the executive management group in January 1996, Mr. Perrault continues to be covered by a separate agreement. Under this agreement an additional award may be granted based upon the current year's re-sults. In 1999, with a reported operating ROE of 14.69%, the sum of $262,981 was accrued for Mr. Perrault under the SERP and his separate agreement.

Stock Performance Graph

The following graph provides a comparison, from December 31, 1994 through De-cember 31, 1999, of the cumulative total stockholder return (assuming rein-vestment of dividends) among Chittenden; the Standard & Poor's 500 Index; the SNL New England Bank Index, an industry index of 32 New England based institu-tions, and the SNL $1B-$5B Bank Index. The historical information set forth below is not necessarily indicative of future performance.


                                 [LINE GRAPH]


                                            Period Ending
                         -----------------------------------------------------
Index                    12/31/94 12/31/95 12/31/96 12/31/97 12/31/98 12/31/99
------------------------------------------------------------------------------
Chittenden Corporation     100.00  197.66   189.95   363.71   340.11  324.35
S&P 500                    100.00  137.58   169.03   225.44   289.79  350.50
SNL New England Bank Index 100.00  163.97   223.59   355.91   389.49  364.09
SNL $1B-$5B Bank Index     100.00  134.48   174.33   290.73   290.06  266.58


Interests in Certain Transactions

The Corporation's officers, its Directors and their associates have had, and can be expected to have in the future, financial transactions with the Bank. As of December 31, 1999, the aggregate of loans by the Bank outstanding to the Corporation's officers, Directors and their associates amounted to $25,773,000.

 During 1999, loans by the Bank to their officers and Directors, and their as-sociates, and to the officers and Directors of the Corporation, and their as-sociates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.

 Material transactions during 1999 between the Bank's and the Corporation's officers, its Directors, and their associates occurred in the ordinary course of business and were on terms equivalent to those prevailing at the time for comparable transactions with other, unrelated persons.

Availability of Independent Public Accountants

The Board of Directors of the Corporation, in accordance with the recommenda-tion of its Audit Committee, none of whom is an employee of the Corporation, appointed Arthur Andersen LLP as independent public accountants of the Corpo-ration for the year ending December 31, 1999. The Corporation was advised by Arthur Andersen LLP that neither the firm nor any of their associates have any relationship with the Corporation or any affiliate of the Corporation. Arthur Andersen LLP will have a representative at the meeting who will have an oppor-tunity to make a statement and will be available to respond to appropriate questions.

 During 1999, Arthur Andersen LLP examined the consolidated financial state-ments of the Corporation and its subsidiaries, provided other audit services to the Corporation and to certain of its subsidiaries in connection with Secu-rities and Exchange Commission filings of periodic financial statements. In addition, Arthur Andersen LLP provided tax and consulting services to the Cor-poration and certain of its subsidiaries.

Deadline for Stockholder Proposals

In order to be included in the Corporation's proxy statement and proxy card for the 2001 annual meeting, proposals which stockholders intend to present at that meeting must be submitted in writing to the Secretary of the Corporation on or before November 10, 2000.

Other Business

The Board of Directors of the Corporation knows of no other matters which may come before the meeting. However, if any other business should properly come before the meeting, the proxies relating to such meeting will be voted with respect thereto in accordance with the best judgment of the Board of Direc-tors.

 A copy of the Corporation's Annual Report for 1999 (on Form 10-K), as filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, will be furnished free of charge to bene-ficial owners of the Corporation's stock upon written request to:

    F. Sheldon Prentice, Secretary
    Eugenie J. Fortin, Assistant Secretary
    Chittenden Corporation
    P.O. Box 820
    Burlington, Vermont 05402-0820

 Any person requesting a copy of the report must set forth in his/her written request a good faith representation that he/she was in fact a beneficial owner of stock of the Corporation on the record date for the annual meeting.

                                                                   SKU#667-PS-00

CHITTENDEN CORPORATION
c/o EquiServe
P.O. Box 8040
Boston, MA 02266-8040


Dear Shareholder:

Please take note of the important information enclosed with this Proxy. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

CHITTENDEN CORPORATION



                                  DETACH HERE
CHT26A

    Please mark
[X] votes as in
    this example.

    1. To elect three directors, each to serve for a term of three years. The Board of Directors has nominated the following three individuals for election as such directors: Richard D. Driscoll, Lyn Hutton and Paul A. Perrault.

           FOR ALL                         WITHHOLD
           NOMINEES                        AUTHORITY
          (except as     [  ]       [  ]  to vote for
       indicated to the                   the nominees
          contrary).                         listed.

    [  ] -------------------------------------------------------
    INSTRUCTIONS: To withhold authority to vote for any nominee, write the nominee's name in the space provided above.

Signature: __________________________________________ Date: ________________


2. The proxies are authorized to vote in their discretion upon such other business and matters or proposals as may properly come before the Chittenden Meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [  ]

MARK HERE IF YOU PLAN TO ATTEND THE MEETING     [  ]

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Signature: __________________________________________ Date: ________________

                                     PROXY

                            CHITTENDEN CORPORATION

               Two Burlington Square, Burlington, Vermont 05401

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



The undersigned hereby appoints David M. Boardman, Philip M. Drumheller and Pall
D. Spera as Proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Chittenden Corporation held of record by the undersigned on March 3, 2000 at the annual meeting of stockholders to be held at the Radisson Hotel Burlington, 60 Battery Street, Burlington, Vermont on April 19, 2000 at 4:00 p.m., or at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE SIDE.